Exhibit 99.1

ROBERT L. PARKER JR. ANNOUNCES RETIREMENT FROM PARKER DRILLING

Grandson of Company’s Founder to Retire After More Than 40 Years of Service

Will Continue to Serve as Chairman of the Company’s Board of Directors

Houston, TX, November 4, 2013—Parker Drilling (NYSE: PKD) announced today that Robert “Bobby” L. Parker Jr. will retire as an employee of the company, effective December 31, 2013. Mr. Parker will continue to serve as Chairman of the company’s board of directors until the annual meeting of stockholders to be held in 2014, at which time Gary G. Rich, the company’s chief executive officer, will be nominated to serve in that role and Mr. Parker will be nominated to stand for re-election to the board for an additional three-year term.

Mr. Parker’s retirement culminates a long, successful and notable career, including 18 years as president and chief executive officer of Parker Drilling. During his tenure, Mr. Parker established the company as a respected trailblazer and leader in responsibly accessing remote and challenging frontiers in energy exploration and development. Under his guidance, the company was instrumental in creating innovative new technologies and operational procedures that advanced the drilling profession and continue to benefit the global oil and gas industry today.

A recognized champion of safety and environmental stewardship, Mr. Parker spearheaded the development of Parker Drilling’s strong safety culture. Over the years, the company has repeatedly recorded Total Recordable Incident Rates well below the International Association of Drilling Contractors member average and continues to receive accolades and recognitions from its customers for its commitment to safe operations, environmental care, and performance excellence. Mr. Parker’s focus on superior customer service positioned the company to help its customers achieve multiple drilling performance milestones, particularly on Sakhalin Island, Russia. His vision to offer additional integrated drilling services to the marketplace contributed to the acquisitions of Quail Rental Tools and Mallard Drilling, which formed the base for Parker’s domestic Rental Tools and U.S. Drilling business segments. Each has consistently proven to be a high performing business unit in Parker’s overall portfolio.

“Words cannot adequately express our gratitude to Bobby for the vision and energy he brought to the company each and every day for over 40 years,” said Roger Plank, lead director of Parker Drilling’s board. “A man of great integrity, Bobby’s passion for the drilling business is renowned, and his focus on specialized solutions and the needs of our customers helped shape and sustain the Company’s success throughout the years. His genuine approach has positioned the company as a reliable partner in helping our customers safely meet their business objectives while reducing risks and operational costs.”

“While Bobby is responsible for countless achievements and milestones, perhaps his biggest accomplishment is the tremendous amount of respect and admiration he has garnered from our employees, many of whom have worked for Parker for 25, 30 and even 40 years,” said Mr. Rich. “I’ve been deeply impressed by the example both Bobby and his father, Mr. Parker Sr., have set for our team in terms of their sheer passion for this business and their unwavering commitment to taking care of our customers. Their positive energy has fueled decades of success for this company which will soon mark its 80 year anniversary. Bobby’s deep understanding of the drilling business, combined with his vast network and the strong relationships he has cultivated throughout the oil and gas industry will continue to serve us well as he transitions into his role as a non-employee director.”

“Bobby is a trusted leader and mentor and has been integral in shaping the strong leadership team currently at the helm of Parker Drilling,” Mr. Plank continued. “On behalf of the board and the entire Parker team, we thank Bobby for his years of service and for the future contributions we are confident he will make as a director.”

Parker Drilling (NYSE: PKD) provides rental tools and contract drilling services to the energy industry. The Company’s rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. The Company provides drilling services to operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker’s barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. More information about Parker Drilling can be found on the Company’s website at www.parkerdrilling.com.

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Company Contacts:

Investor Relations

Richard Bajenski

Director, Investor Relations

281-406-2030

Media Relations

Stephanie J. Dixon

Manager, Marketing & Corporate Communications

281-406-2212